Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 333-124721) pertaining to the BlueLinx Holdings Inc. Equity Incentive Plan; and
(2)	Registration Statements (Form S-8 No. 333-134612) pertaining to the BlueLinx Holdings Inc. 2006 Long-Term Equity Incentive Plan;
of our reports dated March 2, 2010, with respect to the consolidated financial statements of BlueLinx Holdings Inc. and subsidiaries and the effectiveness of internal control over financial reporting of BlueLinx Holdings Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended January 2, 2010.
/s/ Ernst & Young LLP
Atlanta Georgia
March 2, 2010